Exhibit 10

RURAL CELLULAR CORPORATION
KEY EMPLOYEE
DEFERRED COMPENSATION PLAN

Table of Contents

BACKGROUND

ARTICLE 1 DEFINITIONS

1.1	Account.
1.2	Affiliate.
1.3	Beneficiary.
1.4	Code.
1.5	Company.
1.6	Compensation.
1.7	Deferred Compensation.
1.8	Effective Date.
1.9	Eligible Employee.
1.10	Employer.
1.11	ERISA.
1.12	Matching Contribution Percentage.
1.13	Matching Contribution Compensation Percentage.
1.14	Participant.
1.15	Plan.
1.16	Plan Administrator.
1.17	Plan Year.
1.18	Profit Sharing Contribution Percentage.
1.19	Savings and Profit Sharing Plan.
1.20	Termination of Employment.
1.21	Unforeseeable Emergency.

ARTICLE 2 ADMINISTRATION

2.1	Powers and Duties.
2.2	Delegation.

ARTICLE 3 DEFERRED COMPENSATION

3.1	Elections to Defer Compensation.
3.2	Employer Contributions.
3.3	Deferred Compensation Accounts.
3.4	Deemed Investments.

ARTICLE 4 PAYMENT OF DEFERRED COMPENSATION

4.1	Payment of Deferred Compensation.
4.2	Commencement of Payments.
4.3	Method of Payment.
4.4	Amount of Payments.
4.5	Participant Elections.
4.6	Emergency Payments.
4.7	Tax Payments.
4.8	Facility of Payment.

ARTICLE 5 CLAIMS PROCEDURE

5.1	Decisions on Claims.
5.2	Review of Denied Claims.

ARTICLE 6 FUNDING

ARTICLE 7 AMENDMENT AND TERMINATION

ARTICLE 8 GENERAL PROVISIONS

8.1	Status of Participants.
8.2	No Guaranty of Employment.
8.3	Delegation of Authority.
8.4	Legal Actions.
8.5	Applicable Law.
8.6	Rules of Construction.
8.7	Expenses of Administration.
8.8	Indemnification.

BACKGROUND

The Rural Cellular Corporation Key Employee Deferred Compensation Plan, as hereinafter set forth, has been adopted by Rural Cellular Corporation for the purpose of providing deferred compensation to a select group of its management and highly compensated employees.

ARTICLE 1

DEFINITIONS

When the following words or phrases are used in this Plan, they shall have the meanings set forth below unless otherwise specifically provided:

                1.1           Account.  An account that has been established for a Participant pursuant to Section 3.3.

                1.2           Affiliate.  A business organization that controls, is controlled by, or is under common control with, the Company.

                1.3           Beneficiary.  The person or persons (including a trustee or trustees) designated as a Participant’s Beneficiary in the last written instrument signed by the Participant for the purposes of this Plan and received by the Company prior to the Participant’s death.  If no such person has been designated, the Participant’s Beneficiary shall be the person or persons who constitute the Participant’s beneficiary for the purposes of the Savings and Profit Sharing Plan.

                1.4           Code.  The Internal Revenue Code of 1986, as from time to time amended.

                1.5           Company.  Rural Cellular Corporation, a Minnesota corporation, and any successor corporation.

                1.6           Compensation.

(a)           For the purposes of Section 3.2, Compensation means compensation that is taken into account in determining the amount of a Participant’s contributions under the Savings and Profit Sharing Plan, but without regard to any limitations that are imposed by the Savings and Profit Sharing Plan to effectuate the requirements of Section 401(a)(17) of the Code.

(b)           For all other purposes, Compensation means a Participant’s base salary, and any incentive compensation that is payable to the Participant in cash.

                1.7           Deferred Compensation.  The balance credited to a Participant’s Accounts.

                1.8           Effective Date.  May 1, 2001.

                1.9           Eligible Employee.  An employee of an Employer who is a member of a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA, and who has been designated by the Plan Administrator as being eligible to participate in the Plan.  The employees listed in Appendix A hereto have been designated by the Plan Administrator as being eligible to participate in the Plan as of the Effective Date.

                1.10         Employer.  The Company, and each Affiliate that has been designated by the Plan Administrator.

                1.11         ERISA.  The Employee Retirement Income Security Act of 1974, as from time to time amended.

                1.12         Matching Contribution Percentage.  The percentage of pre-tax contributions that is contributed to the Savings and Profit Sharing Plan by a Participant’s Employer for the relevant payroll period.  For example, if the matching contribution formula under the Savings and Profit Sharing Plan for a specific payroll period is 50% of a Participant’s contributions that do not exceed 6% of the Participant’s Compensation, the Matching Contribution Percentage would be 50%.

                1.13         Matching Contribution Compensation Percentage.  The maximum percentage of a Participant’s Compensation that may be contributed to the Savings and Profit Sharing Plan as matching contributions for any payroll period.  For example, if the matching contribution formula under the Savings and Profit Sharing Plan for a specific payroll period is 50% of a Participant’s contributions that do not exceed 6% of the Participant’s Compensation, the Matching Contribution Compensation Percentage would be 3% (50% of 6%).

                1.14         Participant.  An Eligible Employee for whom an Account has been established pursuant to Section 3.3.

                1.15         Plan.  The Rural Cellular Corporation Key Employee Deferred Compensation Plan, as set forth herein, and as from time to time amended.

                1.16         Plan Administrator.  The Compensation Committee of the Company’s Board of Directors.

                1.17         Plan Year.  The calendar year.

                1.18         Profit Sharing Contribution Percentage.  The percentage of Compensation (if any) that is contributed to the Savings and Profit Sharing Plan by a Participant’s Employer for a Plan Year in the form of a nonelective, “profit sharing” contribution.

                1.19         Savings and Profit Sharing Plan.  The Rural Cellular Corporation Savings and Profit Sharing Plan, as from time to time in effect.

                1.20         Termination of Employment.  Severance of a Participant’s employment relationship with all of the Employers and their Affiliates.  A transfer of employment among Employers or their Affiliates will not constitute a Termination of Employment.

                1.21         Unforeseeable Emergency.  A severe financial hardship to a Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or a similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant.

ARTICLE 2

ADMINISTRATION

                2.1           Powers and Duties.  Full power and authority to construe, interpret, and administer this Plan is vested in the Plan Administrator.  In particular, the Plan Administrator shall make each determination provided for in this Plan and may adopt such rules, regulations, and procedures as it deems necessary or desirable to the efficient administration of the Plan.  The Plan Administrator’s determinations need not be uniform, and may be made by it selectively among persons who may be eligible to participate in the Plan.  The Plan Administrator shall have sole and exclusive discretion in the exercise of its powers and duties hereunder, and all determinations made by the Plan Administrator shall be final, conclusive, and binding unless they are found by a court of competent jurisdiction to have been arbitrary and capricious.

                2.2           Delegation.  The Plan Administrator may delegate part or all of its duties to any person or persons, and may from time to time revoke any such delegation and delegate its duties to another person or persons.  Each such delegation to a person who is not an employee of the Company or an Affiliate shall be in writing, a copy will be furnished to the person to whom the duty is delegated, and the person to whom the duty is delegated shall file a written acceptance with the Plan Administrator.  A delegate’s duty will terminate upon revocation of the delegation  by the Plan Administrator, upon withdrawal of such person’s acceptance, or, in the case of a delegate who is an employee of the Company or an Affiliate, upon termination of the delegate’s employment.  A person to whom administrative duties are delegated may not, unless the delegation provides otherwise, delegate such duties to another person.

ARTICLE 3

DEFERRED COMPENSATION

                3.1           Elections to Defer Compensation.

(a)           An Eligible Employee may elect to defer up to 100% of his or her Compensation for any Plan Year.  An election to defer Compensation shall be in writing and it must be received by the Plan Administrator prior to the first day of the Plan Year in which the services for which the Compensation is payable are to be performed; provided, that:

(i)            In the case of an individual who is an Eligible Employee on the Effective Date, an election to defer Compensation for services to be performed subsequent to the date of the election and during the Plan Year ending December 31, 2001 may be made at any time within 30 days after the Effective Date.

(ii)           In the case of an individual who becomes an Eligible Employee after the Effective Date, an election to defer Compensation for services to be performed subsequent to the date of the election and during the Plan Year in which the individual first becomes an Eligible Employee may be made at any time within 30 days after the individual first becomes an Eligible Employee.

Amounts deferred from base salary shall reduce the Participant’s base salary in equal installments for each pay period during the portion of the Plan Year to which the election applies.  Amounts deferred from incentive compensation shall reduce the Participant’s incentive compensation on the date such incentive compensation would otherwise be paid to the Participant.

(b)           An election to defer Compensation shall be subject to the following requirements:

(i)            The election may defer a percentage (which shall not be less than 5%) of the Participant’s base salary, and/or a percentage (which shall not be less than 5%) of the Participant’s incentive compensation.

(ii)           The election shall be irrevocable, and it shall apply to all Compensation payable for services performed by the Participant during the portion of the Plan Year to which it applies, except that a Participant may terminate an election to defer Compensation if the Plan Administrator determines that this is necessary as a result of an Unforeseeable Emergency.

                3.2           Employer Contributions.

(a)           Matching Contributions.  For each payroll period during which a Participant is eligible to receive matching contributions under the Savings and Profit Sharing Plan, the Participant’s Employer shall credit to the Participant’s Account an amount equal to:

(i)            the lesser of:

(A)          the Matching Contribution Percentage times the sum of: (1)  the amounts contributed by the Participant to the Savings and Profit Sharing Plan during the payroll period that are eligible for matching contributions; plus (2) the Compensation deferred by the Participant during the payroll period pursuant to Section 3.1; or
(B)           the Matching Contribution Compensation Percentage times the Participant’s Compensation for the payroll period;

minus

(ii)           the matching contributions that are made to the Savings and Profit Sharing Plan on behalf of the Participant for the payroll period.

(b)           Profit Sharing Contributions.  For each Plan Year during which a Participant is eligible to receive a profit sharing contribution under the Savings and Profit Sharing Plan, the Participant’s Employer shall also credit to the Participant’s Account an amount equal to:

(i)            The Profit Sharing Contribution Percentage times the Participant’s Compensation for the Plan Year; minus

(ii)           the profit sharing contributions that are made to the Savings and Profit Sharing Plan on behalf of the Participant for the Plan Year.

                3.3           Deferred Compensation Accounts.  The Plan Administrator shall establish one or more Accounts in the name of each Participant to record the Deferred Compensation payable to that Participant.  Such Accounts shall be for bookkeeping purposes only, and shall not be deemed to create a fund or trust for the benefit of the Participant.  Each Participant’s Accounts shall be established, maintained, and periodically adjusted as follows:

(a)           Separate Accounts.  Separate Accounts shall be maintained for the portion of a Participant’s Deferred Compensation (if any) that is distributable in a lump sum, and for the portion of a Participant’s Deferred Compensation (if any) that is distributable in installments.  Separate Accounts shall also be maintained for each portion of a Participant’s Deferred Compensation that is distributable at a different time.

(b)           Credits.  The Plan Administrator shall credit the following amounts to a Participant’s Account:

(i)            Amounts deferred by the Participant pursuant to Section 3.1 shall be credited to the Participant’s Account as of the dates on which they are applied to reduce the Participant’s current Compensation.

(ii)           Amounts contributed on behalf of the Participant pursuant to Section 3.2 shall be credited to the Participant’s Account on the dates as of which the corresponding contributions are credited to the Participant’s account under the Savings and Profit Sharing Plan.

(iii)          Investment earnings (including unrealized appreciation) attributable to the Participant’s deemed investments shall be credited to the Participant’s Account as of such dates during each Plan Year as the Plan Administrator shall reasonably determine in accordance with rules that are uniformly applied to all similarly situated Participants.

Notwithstanding the foregoing, amounts that would otherwise be credited pursuant to subparagraphs (i) and (ii) during the 60-day period commencing on the Effective Date may be credited at any time up to and including the last day of such 60-day period as the Plan Administrator shall reasonably determine.

(c)           Charges.  The Plan Administrator shall charge the following amounts to a Participant’s Account:

(i)            The amount of any payment made to or on behalf of the Participant shall be charged to the Participant’s Account as of the date on which the payment is made.

(ii)           Investment losses (including unrealized depreciation) attributable to the Participant’s deemed investments shall be charged to the Participant’s Account as of such dates during each Plan Year as the Plan Administrator shall reasonably determine in accordance with rules that are uniformly applied to all similarly situated Participants.

(iii)          The amount of any penalty imposed on the Participant pursuant to Section 4.5(b) shall be charged to the Participant’s Account as of the date on which notice of the change giving rise to the penalty is received by the Plan Administrator.

                3.4           Deemed Investments.

(a)           Prior to its payment to the Participant, a Participant’s Deferred Compensation shall be deemed to be invested in such investments as shall be permitted by the Plan Administrator and selected by the Participant, in accordance with rules that are adopted by the Plan Administrator and uniformly applied to all similarly situated Participants.

(b)           Although the amount of a Participant’s Deferred Compensation is measured by the value of and earnings on certain deemed investments, the Employers need not actually make such investments.  Rather, the value of and earnings on such investments are merely a measuring device to determine the amounts to be paid to the Participant pursuant to Article 4.  If an Employer should actually purchase any of the investments that are deemed to have been made for a Participant’s Account, they shall be subject to the claims of the Employer’s general creditors in the event of its insolvency.

ARTICLE 4

PAYMENT OF DEFERRED COMPENSATION

                4.1           Payment of Deferred Compensation.  In the event of a Participant’s Termination of Employment for reasons other than the Participant’s death, the balance credited to the Participant’s Accounts shall be paid to the Participant.  In the event of a Participant’s death, the balance credited to the Participant’s Accounts shall be paid to the Participant’s Beneficiary.

                4.2           Commencement of Payments.  Payment of a Participant’s Deferred Compensation shall commence as follows:

(a)           Death.  In the case of a Participant’s death, payment shall commence within 30 days after the date the Participant’s Beneficiary has been identified.

(b)           Termination of Employment.  In the case of a Participant’s Termination of Employment for reasons other than the Participant’s death, payment shall commence within 30 days after:

(i)            the Participant’s Termination of Employment; or

(ii)           the last day of any Plan Year ending subsequent to the Participant’s Termination of Employment and prior to the Participant’s 66th birthday;

as elected by the Participant pursuant to Section 4.5.

If payment of the Participant’s Deferred Compensation is to be made in annual installments, the second installment shall be paid within 30 days after the last day of the Plan Year following the Plan Year in which the first installment is paid, and each subsequent installment shall be paid within 30 days after the last day of the Plan Year for which that installment is paid.

                4.3           Method of Payment.  A Participant’s Deferred Compensation will be paid in a lump sum or in up to ten annual installments, as elected by the Participant pursuant to Section 4.5.

                4.4           Amount of Payments.  The amount of a lump sum payment shall be the balance credited to the Participant’s Accounts as of a date selected by the Plan Administrator, which date shall not be more than 30 days prior to the date the lump sum is paid.  The amount of an installment payment shall be equal to the balance credited to the Participant’s Accounts as of a date selected by the Plan Administrator (which date shall not be more than 30 days prior to the date the installment is paid), divided by the number of installments (including the current installment) remaining to be paid.

                4.5           Participant Elections.

(a)           When a Participant elects to defer Compensation pursuant to Section 3.1, the Participant may also make an election as to the time at which payment of such Deferred Compensation will commence following the Participant’s Termination of Employment for reasons other than the Participant’s death, and as to the method (lump sum or installments) in which such Deferred Compensation will be paid following the Participant’s death or Termination of Employment.  Each such election shall be due by the due date for the election under Section 3.1, and it shall apply to all Deferred Compensation that is attributable to the Plan Year to which the election under Section 3.1 applies.  If a Participant fails to make an election for any Plan Year, the election that was in effect for the previous Plan Year shall remain in effect for such Plan Year.  If no election was in effect for the previous Plan Year, Deferred Compensation that is attributable to such Plan Year will be distributed in a lump sum within 30 days after the date of the Participant’s death or Termination of Employment.

(b)           A Participant may change an election as to the time of payment of the Deferred Compensation credited to any of the Participant’s Accounts following the Participant’s Termination of Employment by giving written notice to the Plan Administrator prior to the date on which payment of the Deferred Compensation would otherwise commence.  A Participant (or, in the event of a Participant’s death, the Participant’s Beneficiary) may change an election as to the method of payment of the Deferred Compensation credited to any of the Participant’s Accounts at any time by giving written notice to the Plan Administrator prior to the date on which payment of the Deferred Compensation would otherwise commence.  Any such change in a Participant’s elections shall result in a penalty in the amount of 10% of the Deferred Compensation credited to the affected Accounts as of the date on which notice of the change is received by the Plan Administrator.  The amount of the penalty shall be forfeited to the Participant’s Employer.

                4.6           Emergency Payments.  In the event of an Unforeseeable Emergency, the Plan Administrator may direct a Participant’s Employer to pay any part or all of a Participant’s Deferred Compensation to the Participant prior to the time provided in Section 4.2, to the extent necessary to prevent severe financial hardship.  Such action shall be taken only if the Participant submits a written application describing the circumstances that are deemed to justify the payment and the amount necessary to prevent severe financial hardship, together with such supporting evidence as the Plan Administrator may reasonably require.  Payments shall not be made under this section to the extent the Participant’s hardship is or may be relieved:

(a)           through reimbursement or compensation by insurance or otherwise;

(b)           by liquidation of the Participant’s assets, to the extent this would not in itself cause severe financial hardship; or

(c)           by the termination of the Participant’s election to defer Compensation.

                4.7           Tax Payments.  If there is a final determination that a Participant or Beneficiary should be taxed on part or all of the Participant’s Deferred Compensation before it is actually paid, the Participant’s Employer shall pay to the Participant or Beneficiary the portion of the Participant’s Deferred Compensation that has been determined to be currently taxable.  For the purposes of this section, a “final determination” means a determination by the Internal Revenue Service or a court of competent jurisdiction from which no further appeal may be taken, either because there is no further appeal available or because the time to take such appeal has expired.

                4.8           Facility of Payment.  An Employer may make payments due to a legally incompetent person in such of the following ways as the Plan Administrator shall determine:

(a)           directly to such person;

(b)           to the legal representative of such person; or

(c)           to a near relative of such person to be used for the person’s benefit.

Any payment made in accordance with the provisions of this section shall be a complete discharge of the Employer’s liability for the making of such payment.

ARTICLE 5

CLAIMS PROCEDURE

                5.1           Decisions on Claims.  If a claim for benefits is denied, the Plan Administrator shall furnish to the claimant within 90 days after its receipt of the claim (or within 180 days after such receipt if special circumstances require an extension of time) a written notice that:

(a)           specifies the reasons for the denial;

(b)           refers to the pertinent provisions of the Plan on which the denial is based;

(c)           describes any additional material or information necessary for the perfection of the claim and explains why such material or information is necessary; and

(d)           explains the claim review procedures.

                5.2           Review of Denied Claims.  Upon the written request of the claimant submitted within 60 days after his or her receipt of such written notice, the Plan Administrator shall afford the claimant a full and fair review of the decision denying the claim and, if so requested, permit the claimant to review any documents that are pertinent to the claim, permit the claimant to submit issues and comments in writing, and afford the claimant an opportunity to meet with appropriate representatives of the Plan Administrator as a part of the review procedure.  Within 60 days after its receipt of a request for review (or within 120 days after such receipt if special circumstances, such as the need to hold a hearing, require an extension of time) the Plan Administrator shall notify the claimant in writing of its decision and the reasons for its decision and shall refer the claimant to the provisions of the Plan that form the basis for its decision.

ARTICLE 6

FUNDING

This Plan is intended to be “unfunded” for the purposes of the Code and Title I of ERISA; however, nothing herein shall prevent an Employer, in its sole discretion, from establishing one or more trusts, of the type commonly known as “rabbi trusts,” to assist it in meeting its obligations under the Plan.

ARTICLE 7

AMENDMENT AND TERMINATION

The Plan Administrator may amend or terminate this Plan at any time and for any reason; provided, that no amendment or termination of the Plan shall alter a Participant’s right to receive payment of amounts previously credited to the Participant’s Accounts.

ARTICLE 8

GENERAL PROVISIONS

                8.1           Status of Participants.  Each Participant and Beneficiary shall be a general unsecured creditor of his or her Employer with respect to amounts payable hereunder, this Plan constituting a mere promise by the Employers to make benefit payments in the future.  A Participant’s or Beneficiary’s right to receive payments under the Plan are not subject in any manner to anticipation, alienation, sale, assignment, pledge, encumbrance, attachment, or garnishment by the creditors of the Participant or the Participant’s Beneficiaries.

                8.2           No Guaranty of Employment.  The establishment of this Plan shall not give a Participant any legal or equitable right to be continued in the employ of an Employer, nor shall it interfere with an Employer’s right to terminate the employment of any of its employees, with or without cause.

                8.3           Delegation of Authority.  Whenever, under the terms of this Plan, an Employer is permitted or required to do or perform any act, it shall be done or performed by the Board of Directors of the Employer, by any duly authorized committee thereof, or by any officer of the Employer duly authorized by the articles of incorporation, bylaws, or Board of Directors of the Employer.

                8.4           Legal Actions.  No Participant, Beneficiary, or other person having or claiming to have an interest in this Plan shall be a necessary party to any action or proceeding involving the Plan, and no such person shall be entitled to any notice or process, except to the extent required by applicable law.  Any final judgment that is not appealed or appealable that may be entered in any such action or proceeding shall be binding and conclusive on all persons having or claiming to have any interest in this Plan.

                8.5           Applicable Law.  This Plan shall be construed and interpreted in accordance with the laws of the State of Minnesota, except to the extent the same are preempted by ERISA or other federal law.

                8.6           Rules of Construction.  Wherever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.  Headings of sections and subsections of this Plan are inserted for convenience of reference, are not a part of this Plan, and are not to be considered in the construction hereof.  The words “hereof,” “herein,” “hereunder,” and other similar compounds of the word “here” shall mean and refer to the entire Plan, and not to any particular provision or section.

                8.7           Expenses of Administration.  All expenses and costs incurred in connection with the administration or operation of the Plan shall be paid by the Employers and/or any trust of the type described in Article 7.

                8.8           Indemnification.  Each Employer shall, to the extent permitted by its articles of incorporation and bylaws, and by the laws of the state in which it is incorporated, indemnify any employee or director of an Employer or an Affiliate providing services to the Plan against any and all liabilities arising by reason of any act or omission, made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto.

*  *  *  *  *

To record the adoption of the Plan as set forth above, the undersigned has executed this document this 27th day of June, 2001, for and on behalf of the Company.

RURAL CELLULAR CORPORATION

By	/s/ Richard P. Ekstrand
Richard P. Ekstrand
As its President

APPENDIX A
TO THE
RURAL CELLULAR CORPORATION
KEY EMPLOYEE DEFERRED COMPENSATION PLAN

The following individuals have been designated by the Plan Administrator as being eligible to participate in the Plan as of the Effective Date:

Richard P. Ekstrand
Ann K. Newhall
Wesley E. Schultz

6/16/01